Exhibit 5.1

[Letterhead of Firm]

March 7, 2005

direct dial: 512.370.2837
dwindham@winstead.com

Encore Medical Corporation
9800 Metric Blvd.
Austin, Texas 78758

RE: Registration Statement on Form S-3 of 8,000,000 Shares of Common Stock of Encore Medical Corporation

Ladies and Gentlemen:

      We are acting as counsel to Encore Medical Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 of the Company, (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale by selling stockholders named in the Registration Statement of up to eight million (8,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

      In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the Registration Statement, including the prospectus contained therein, the Certificate of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date.

      In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates of public officials and the representations and warranties of the Company and the other parties set forth in the Agreement and Plan of Merger, dated August 8, 2004, by and among the Company, Encore Medical Merger Sub, Inc., Empi, Inc. and MPI Holdings, LLC.

      Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

      The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

      The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

      We hereby consent to the use of our name on the front cover of the Registration Statement, the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the prospectus contained in the Registration Statement and “Legal Matters” in any prospectus supplement forming a part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Winstead Sechrest & Minick P.C.

Winstead Sechrest & Minick P.C.